News Release Contact: Michael Stivala Controller & Chief Accounting Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P. Declares Increase in Annualized

Distribution Rate to $2.85 per Common Unit

Whippany, New Jersey, July 26, 2007 — Suburban Propane Partners, L.P. (NYSE:SPH), a marketer of propane gas, fuel oil and related products and services nationwide, today announced that its Board of Supervisors declared the fourteenth increase (since the Partnership’s recapitalization in 1999) in the Partnership’s quarterly distribution from $0.70 to $0.7125 per Common Unit for the three months ended June 30, 2007. The distribution equates to $2.85 per Common Unit annualized, an increase of $0.05 per Common Unit from the previous distribution rate, and is payable on August 14, 2007 to Common Unitholders of record as of August 7, 2007.

In announcing the increase in the distribution rate, Chief Executive Officer Mark A. Alexander said, “With this increase in our distribution rate, the fourteenth since 1999, distributions have grown 12% over the prior year third quarter. With our continued efforts to drive efficiencies and streamline our cost structure, as well as on the strength of our distribution coverage, we are well positioned to continue to deliver increasing value to our unitholders. Additionally, as previously announced, we have made the voluntary contribution of $20.0 million to our pension plan in order to fully fund our accumulated benefit obligations.”

Suburban Propane Partners, L.P. is a publicly traded Master Limited Partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of approximately 1,000,000 residential, commercial, industrial and agricultural customers through more than 300 locations in 30 states.

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